EXHIBIT 99.1

Bion Announces Sample/Testing Program Initiated at Kreider Farms

October 3, 2011.  New York, New York.  Bion Environmental Technologies, Inc. (OTCBB/OTCQB: BNET) announced today that it has initiated a testing program to demonstrate the performance of its micro-aerobic treatment system at Kreider Farms dairy operations in Manheim (Lancaster County), Pennsylvania.

Over the next 60--90 days, samples will be taken at various points throughout the system and sent to independent labs for evaluation.   The data from the testing program will be used  in conjunction with Bion’s  nutrient credit verification plan to determine the actual amount of verified nutrient credits earned from the operation of Bion’s livestock waste treatment system and to support the issuance of a final water quality permit.  Once the permit has been issued, Bion will periodically provide data and calculations to the PA Department of Environmental Protection which will then issue a verified credit number for that specific period that can be used to as a cost effective and affordable offset for Pennsylvania’s obligations under the Chesapeake Bay Tributary Strategy to reduce excess nitrogen that impacts the Bay.

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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion recently installed its next-generation dairy waste treatment system at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania.  The system was installed to reduce ammonia emissions and nitrogen and phosphorus discharges, as well as greenhouse gases, odors, pathogens and other pollutants that impact both the Chesapeake Bay and local waters.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct